Exhibit 99.2
JOHNSON & JOHNSON
INVESTMENT ANALYST FORMAL REMARKS NOVEMBER 17, 2006

Stan Panasewicz  - Johnson & Johnson - Director IR

Good morning and welcome.  I'm Stan Panasewicz,
Director of Investor Relations for Johnson & Johnson.
It is my pleasure to review with you the definitive agreement announced last evening whereby Johnson &
Johnson will acquire Conor Medsystems. With me on the call this morning are Nick Valeriani, Worldwide
Chairman, Cardiovascular Devices and Diagnostics, Dr.
Frank Litvack, Chairman and Chief Executive Officer,
Conor Medsystems, and Bob Darretta, Vice Chairman and
Chief Financial Officer, Johnson & Johnson.

Rick Anderson, Johnson & Johnson company group chairman for the Cordis franchise, will also join us during the question and answer period.

Let me first outline the agenda for this morning's call. I'll begin with a brief overview of the transaction. Following my remarks, Nick will share with you the comments on the strategic rationale for this powerful combination and the benefits it will bring to both patients and the Cordis franchise. Next, Frank Litvack will provide some additional commentary around the impact of this exciting opportunity for the stockholders of Conor Medsystems. Bob Darretta will wrap up the formal remarks with additional comments on the financial aspects of the agreement.

After formal remarks are concluded, we will open the call to your questions. We expect the call, including
Q&A, to last 30 to 45 minutes but will certainly be sensitive to accommodating your questions before we conclude the call.

Last item before we proceed: let me remind you that some of the statements made during this call may be considered "forward looking statements."

Johnson & Johnson's 10-K for the fiscal year 2005 identifies certain factors that could cause the Company's actual results to differ materially from those projected in any forward-looking statements made during this call. The 10-K and subsequent filings are available through the Company or on-line.

To the subject at hand.

The definitive agreement announced last evening is an all cash transaction valued at $1.4 billion dollars whereby Johnson & Johnson will acquire Conor
Medsystems. The boards of directors of Johnson &
Johnson and Conor Medsystems have approved the transaction, which is subject to clearance under the Hart-Scott-Rodino Anti-Trust Improvements Act, Conor
Medsystems stockholder approval and other customary closing conditions. The transaction is expected to close by the end of the first quarter 2007.

It's now my pleasure to introduce Nick Valeriani.

Nick..

Nick  Valeriani   -  Johnson &  Johnson  -  Worldwide
Chairman, Cardiovascular Devices & Diagnostics

Thanks, Stan, and thank you all for joining us today to discuss what is clearly an important event for Cordis and a demonstration of Johnson & Johnson's commitment to cardiovascular and vascular technology. Our agreement last night to acquire Conor Medsystems strengthens our technological capabilities and brings outstanding talent to our effort to address the clinical challenges of cardiovascular disease.

Conor Medsystems builds on our strong position in cardiovascular care, one of the most important and fastest-growing areas of health care, both immediately, with its innovative CoStar drug-eluting stent, and over the long-term, with its unique drug-delivery technology.

Through the acquisition of Conor Medsystems, Cordis will gain a unique controlled drug delivery technology.
It is currently employed on the CoStar Stent System, a paclitaxel-eluting cobalt chromium stent with a bioabsorbable polymer. The CoStar Stent is currently sold outside the United States, and it is in clinical trials here in the US. We look forward to bringing the benefits of this technology to the United States in the near future.

The CoStar Stent, with a fully bioabsorbable polymer and proprietary design, is unique in its drug delivery mechanism. The design enhances control and direction of drug delivery, enabling a wider range of drug therapies and potentially increasing the range of clinical applications. The technology holds the potential for delivery of multiple therapeutic agents that may be useful in the treatment of cardiovascular, peripheral vascular and neurovascular disease.

The CoStar Stent will broaden our drug-eluting stent portfolio, making it the most comprehensive in the market in terms of stent design, delivery platform, polymer science, drug and drug delivery mechanism. We look forward to accelerating the adoption of the CoStar
Stent through the strong sales and marketing capabilities of the global Cordis organization.

While this stent is a significant addition to our existing portfolio, we are also excited about the application of this innovative technology to other areas of our business. We expect to study the application of this drug delivery mechanism not only in the areas within the cardiovascular and vascular categories, but also in a broad range of other clinical indications.

I look forward to the day when we officially welcome the employees of Conor Medsystems to the Johnson &
Johnson family of companies. As we have worked with the Conor Medsystems organization over the past few months, we have been consistently impressed by the people we met. We found not just capable and talented employees, but people who share our underlying values and our commitment to advancing patient care in this important medical space. I'm confident that Conor Medsystem's employees and leaders will be a credit to Johnson &
Johnson well into the future.

Let me also take a moment to recognize all the employees at Cordis. It is their passion and dedication to bringing breakthrough technologies to patients that has built a foundation for the growth of our cardiovascular device business.

Before I turn it over to Frank, let me emphasize my optimism for this union. At Cordis, we have a legacy of important contributions to the care of patients with cardiovascular disease and the physicians who treat them. We transformed the care of these patients with the introduction of the first stent in the 1990s, and we reinvented that category in 2002 with the launch of the CYPHER Sirolimus-Eluting Stent. With Conor
Medsystems, we are now positioned to lead the development of next generation technologies aimed at advancing the standard of care in the treatment of coronary artery disease. We can do more for patients with cardiovascular disease together than either of these companies could have done alone, and I have great confidence in the people of both organizations to take us to that next level of care.

Now, let me turn it over to Dr. Frank Litvack, Chairman and Chief Executive Officer of Conor Medsystems, who will provide his perspective on the union with Cordis.
Frank.

Frank  Litvack, M.D., Conor Medsystems, Inc. - Chairman
& CEO

Thank you, Nick. First I would like to say that the Conor Medsystems management team, as well as the Board of Directors, feels very good about this agreement. We are pleased to be joining the capabilities of these companies. We believe this transaction creates a combined organization that will deliver sustained innovation and product development for the benefit of patients around the world.

As for Conor Medsystem stockholders, we believe they are well served by this transaction because it provides them an opportunity to realize significant and immediate value.

Let me talk for a moment about what I think Conor
Medsystems brings to Johnson & Johnson - we have a transformational drug delivery technology that speaks to our proven capabilities in design and product development, but more importantly, we bring a culture of innovation, and an entrepreneurial spirit.

While we have confidence in our technology, we also recognize that leadership in market development, propelled by excellent clinical science, public policy advocacy, and patient awareness, has been and will be important. Johnson & Johnson is uniquely qualified in these areas.

Like Nick, I want to take a moment to acknowledge the most important asset we have - our people. It was Conor
Medsystems' employees who built our company and made this union possible. Conor Medsystems' more than 300 employees are dedicated to physicians and the patients they treat, and you will not find a more committed workforce. I know that Johnson & Johnson recognized their talent as an important asset. Each of our employees has a great opportunity going forward for personal and professional growth as part of the Johnson
& Johnson organization. Their futures hold the promise of both rewarding careers and continued meaningful contributions to health care. They will find Johnson &
Johnson to be a company grounded on a foundation of values to customers, employees and community.

Before I close, I would like to acknowledge, as well, one more important stakeholder - the physicians who use our products. As a physician myself, I am attuned to the importance of the relationship between manufacturer and practitioner. I know you will find that Conor
Medsystems, in combining with Johnson & Johnson, has entrusted our technology and its future development to a company that wants the very best for you and your patients. Thank you for your support -- we are excited about the possibilities the future holds.

With that, I will turn it over to Bob Darretta.

Bob Darretta, Johnson & Johnson - Executive VP, CFO

Thanks, Frank. I would now like to briefly touch on the financial terms and impact of the transaction. As you have heard from Stan, this is an all-cash transaction of $1.4 billion on a gross basis, or $1.3 billion net of the cash projected to be on hand at the time of closing. The transaction is subject to achieving regulatory approval in the United States, approval by Conor Medsystems shareholders and other customary closing conditions. We anticipate closing the transaction during the first quarter of 2007.

As you have heard from Nick, the financial returns from this investment will flow from the accelerated growth of products already in the market and, even more importantly, from the application of this unique controlled drug delivery technology to the stents that will be commercialized in the future.

The transaction will be dilutive to 2007 earnings and will essentially be break-even in 2008. 2007 dilution is estimated at $0.24 per share of which $0.21 per share is associated with an estimated charge of $600 million for in-process research and development, and $0.01 per share associated with the amortization of the estimated value of intangible assets. These estimates have not yet been reviewed by a third party valuation specialist and will be refined as that work is conducted next year.

That concludes my formal comments, and at this point, I would like to turn the call back to Stan.


Stan Panasewicz  - Johnson & Johnson - Director IR

Thank you, Bob. Elizabeth, if you could provide the instructions for the Q&A session, we will begin. Thank you.


Nick Valeriani - Johnson & Johnson, Worldwide Chairman,
Cardiovascular Devices & Diagnostics

Well, in summary, let me first thank everyone who was on the call this morning to join us for this exciting announcement. We are obviously very excited about the addition of Conor Medsystems to the Johnson & Johnson family of companies. Again, I think it reaffirms our commitment to making a difference for patients with cardiovascular disease and the physicians who treat them, and we very much look forward to the employees of Conor joining J&J. But probably most importantly, we are excited and hopeful for what this union will mean for the more effective and better treatment for patients around the world. Again, thanks for your time this morning and have a great day.


(This transcript contains "forward-looking statements" as defined in the Private Securities
Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Johnson & Johnson's and Conor Medsystem's expectations and projections. Risks and uncertainties include satisfaction of closing conditions including receipt of regulatory approvals for the transaction, and the possibility that the transaction will not be completed; general industry conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of Johnson &
Johnson's Annual Report on Form 10-K for the fiscal year ended January 1, 2006 and Conor Medsystem's
Quarterly Report on Form 10-Q for the quarter ended
September 30, 2006. These filings, as well as subsequent filings, are available online at www.sec.gov or on request from the applicable company. Neither company undertakes to update any forward-looking statements as a result of new information or future events or developments.)